                                                                    Exhibit 22.1

                       INTEGRATED PROCESS EQUIPMENT CORP.

                              LIST OF SUBSIDIARIES

                                 Subsidiaries of
                       Integrated Process Equipment Corp.

1. IPEC Planar Phoenix, Inc., organized under the laws of Delaware, doing business only under its official name.

2. IPEC Clean, Inc., organized under the laws of California, doing business only under its official name.

3. IPEC Planar Portland, Inc., organized under the laws of Oregon, doing business only under its official name.

4. IPEC Precision, Inc., organized under the laws of Delaware, doing business only under its official name.

5. IPEC International Services, Inc., organized under the laws of Delaware, doing business only under its official name.

6. Athens Research and Development Corporation, organized under the laws of California, doing business only under its official name.